====================================================================================================

                                            UNITED STATES
                                 SECURITIES AND EXCHANGE COMMISSION
                                       450 Fifth Street, N.W.
                                       Washington, D.C. 20549

                                               FORM 15

                       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                     UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                     OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND
                            15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File No. 1-12912
                                                         -------

                                    Centennial Technologies, Inc.
----------------------------------------------------------------------------------------------------
                       (Exact name of registrant as specified in its charter)

                                            7 Lopez Road
                                   Wilmington, Massachusetts 01887
                                           (978) 988-8848
----------------------------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Common Stock, Par Value $0.01 Per Share
----------------------------------------------------------------------------------------------------
                      (Title of each class of securities covered by this Form)

                                                None
----------------------------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or
                                           15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(i)      [ ]
         Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]               Rule 12h-3(b)(2)(ii)     [ ]
                                                    Rule 15d-6               [ ]

           Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934,  Centennial  Technologies,
Inc.  has  caused  this  certification/notice  to be signed on its  behalf by the  undersigned  duly authorized person.

Date: April 30, 2001                                          CENTENNIAL TECHNOLOGIES, INC.

                                                              By: /S/ L. Michael Hone.
                                                                 -----------------------------------
                                                                     Its Chief Executive Officer

====================================================================================================